Pandora Media, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

On October 31, 2015, we completed the acquisition of Ticketfly, a leading live events technology company that provides ticketing services and marketing software for venues and event promoters across North America, for an aggregate purchase price of $342.3 million of common stock and cash, including 11,193,847 shares of the Company’s common stock and approximately $191.5 million in cash paid by the Company.

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Pandora Media, Inc. and its wholly owned subsidiaries (hereinafter referred to as "Pandora", "we," "our," the "Company" and similar terms unless the context indicates otherwise) and Ticketfly, Inc. ("Ticketfly") after giving effect to our acquisition of Ticketfly that was completed on October 31, 2015 (the "Acquisition Date") based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information reflecting the combination of Pandora and Ticketfly is provided for informational purposes only. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 give effect to the acquisition as if it had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it had occurred on September 30, 2015. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results.

The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information are based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and identifiable intangible assets acquired.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in the unaudited pro forma condensed combined financial information for a number of reasons, including cost-saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Pandora treated as the acquirer. Accordingly, the historical financial information has been adjusted to give effect to the impact of the consideration transferred in connection with the merger. The total estimated purchase price has been allocated on a preliminary basis to the tangible and identifiable intangible assets acquired and the liabilities assumed in connection with the acquisition based on their estimated fair values as of the Acquisition Date. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Pandora with the assistance, in some cases, of outside valuation specialists. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

The unaudited pro forma condensed combined statements of operations do not reflect non-recurring charges resulting from the merger which do not have a continuing impact. The majority of non-recurring charges resulting from the merger are comprised of costs associated with certain investment banker, legal and accounting fees associated with the transaction incurred by Ticketfly and the Company.

The unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, the historical financial statements of Ticketfly for the year ended December 31, 2014, and the historical unaudited financial statements of Ticketfly as of and for the nine months ended September 30, 2015 contained in this Form 8-K/A.

Pandora Media, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2015
(in thousands)

	Historical
	Pandora Media, Inc.	Ticketfly, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$242,981	$54,598	$(220,124)	(a)	$77,455
Short-term investments	120,614	—	—		120,614
Accounts receivable, net	262,910	1,888	2,325	(b)	267,123
Prepaid expenses and other current assets	17,163	2,215	1,186	(b)	20,564
Total current assets	643,668	58,701	(216,613)		485,756
Long-term investments	78,982	—			78,982
Property and equipment, net	56,424	4,982	(175)	(b)	61,231
Goodwill	23,052	2,100	243,940	(c), (j)	269,092
Intangible assets, net	9,138	68	76,732	(c), (j)	85,938
Other long-term assets	9,479	14,009	(517)	(b)	22,971
Total assets	$820,743	$79,860	$103,367		$1,003,970
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$20,131	$1,060	$(324)	(b)	$20,867
Other current liabilities	—	10,320	4,404	(b)	$14,724
Accrued liabilities	37,099	1,755	12,792	(b), (d), (n)	51,646
Accrued royalties	163,047	—	—		163,047
Deferred revenue	22,682	—	—		22,682
Accrued compensation	36,856	1,489	(86)	(b)	38,259
Current portion of long-term debt	—	141	(141)	(l)	—
Total current liabilities	279,815	14,765	16,645		311,225
Long-term debt	—	19,325	(19,325)	(l)	—
Other long-term liabilities	18,270	191	—		18,461
Total liabilities	298,085	34,281	(2,680)		329,686
Stockholders' equity
Common stock	21	1	(1)	(e)	21
Preferred stock	—	3	(3)	(e)	—
Additional paid-in capital	870,511	91,831	55,025	(f)	1,017,367
Accumulated deficit	(347,249)	(45,697)	50,467	(f)	(342,479)
Accumulated other comprehensive loss	(625)	(559)	559	(e)	(625)
Total stockholders' equity	522,658	45,579	106,047		674,284
Total liabilities and stockholders' equity	$820,743	$79,860	$103,367		$1,003,970
See notes to unaudited pro forma condensed combined financial information

Pandora Media, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2014
(in thousands, except per share amounts)

	Historical
	Pandora Media, Inc.	Ticketfly, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue
Advertising	$732,338	$32			$732,370
Subscription and other	188,464	—			188,464
Ticketing service	—	54,878			54,878
Total revenue	920,802	54,910			975,712
Cost of revenue
Cost of revenue - Content acquisition costs	446,377	—			446,377
Cost of revenue - Other	61,627	—			61,627
Cost of revenue - Ticketing service	—	33,313	5,796	(c), (g)	39,109
Total cost of revenue	508,004	33,313	5,796		547,113
Gross profit	412,798	21,597	(5,796)		428,599
Operating expenses
Product development	53,153	10,726	1,442	(g)	65,321
Sales and marketing	277,330	14,311	8,991	(c), (g)	300,632
General and administrative	112,443	5,561	4,163	(g), (i)	122,167
Total operating expenses	442,926	30,598	14,596		488,120
Loss from operations	(30,128)	(9,001)	(20,392)		(59,521)
Other income (expense), net	306	(570)	431	(m)	167
Loss before provision for income taxes	(29,822)	(9,571)	(19,961)		(59,354)
Provision for income taxes	(584)	—	9,000	(o)	8,416
Net loss	$(30,406)	$(9,571)	$(10,961)		$(50,938)
Weighted-average common shares outstanding used in computing basic and diluted net loss per share	205,273		11,194	(k)	216,467
Net loss per share, basic and diluted	$(0.15)				$(0.24)
See notes to unaudited pro forma condensed combined financial information

Pandora Media, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2015
(in thousands, except per share amounts)

	Historical
	Pandora Media, Inc.	Ticketfly, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue
Advertising	$664,316	$30			$664,346
Subscription and other	163,570	—			163,570
Ticketing service	—	52,669			52,669
Total revenue	827,886	52,699	—		880,585
Cost of revenue
Cost of revenue - Content acquisition costs	467,429	—			467,429
Cost of revenue - Other	57,690	—			57,690
Cost of revenue - Ticket service	—	31,643	4,318	(c), (g)	35,961
Total cost of revenue	525,119	31,643	4,318		561,080
Gross profit	302,767	21,056	(4,318)		319,505
Operating expenses
Product development	56,466	12,518	839	(g)	69,823
Sales and marketing	285,595	13,137	6,346	(c), (g)	305,078
General and administrative	111,169	7,873	1,592	(g), (h), (i)	120,634
Total operating expenses	453,230	33,528	8,777		495,535
Loss from operations	(150,463)	(12,472)	(13,095)		(176,030)
Other income (expense), net	417	(1,711)	1,328	(m)	34
Loss before provision for income taxes	(150,046)	(14,183)	(11,767)		(175,996)
Provision for income taxes	(206)	—			(206)
Net loss	$(150,252)	$(14,183)	$(11,767)		$(176,202)
Weighted-average common shares outstanding used in computing basic and diluted net loss per share	211,487		11,194	(k)	222,681
Net loss per share, basic and diluted	$(0.71)				$(0.79)
See notes to unaudited pro forma condensed combined financial information

Pandora Media, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 combines our historical condensed consolidated balance sheet with the historical condensed consolidated balance sheet of Ticketfly and has been prepared as if our acquisition of Ticketfly had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 combine our historical condensed consolidated statements of operations with Ticketfly's historical condensed consolidated statements of operations and have been prepared as if the acquisition had occurred on the first day of the earliest period presented. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of income, expected to have a continuing impact on the combined results.

We have accounted for the acquisition in this unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and identifiable intangible assets acquired and liabilities assumed at the Acquisition Date. Goodwill as of the Acquisition Date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on our management’s assumptions and estimates, including assumptions relating to the consideration transferred and the allocation thereof to the assets acquired and liabilities assumed from Ticketfly based on preliminary estimates of fair value. The final purchase consideration and the allocation of the purchase consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after final adjustments for working capital and other items are determined.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the acquisition.

The following reclassifications have been made to the presentation of Ticketfly's historical financial statements in order to conform to our presentation:

•	$1.6 million of Ticketfly's cash and cash equivalents was reclassified as accounts receivable, net.

•
Ticketfly's current ticketing contract advances, net, accounts payable, client accounts and deferred tax asset of $2.7 million, $0.6 million and $0.1 million were reclassified as prepaid expenses and other current assets, respectively.

•	Ticketfly’s long-term ticketing contract advances, net and restricted cash of $12.1 million and $1.6 million were reclassified as other long-term assets.

•	$10.3 million and $0.4 million of Ticketfly's accounts payable, client accounts was reclassified to other current liabilities and accounts payable.

•	Ticketfly's accrued liabilities of $1.5 million and $2.7 million were reclassified as accrued compensation and prepaid expenses and other current assets.

•	Certain reclassifications have been made in order to align Ticketfly's expense line items with Pandora's cost of revenue and operating expense classification.

2.Preliminary Purchase Consideration and Related Allocation

Pursuant to the merger agreement, we issued 11,193,847 shares of our common stock and paid approximately $191.5 million in cash to existing Ticketfly security holders.

The following table summarizes the components of the purchase consideration transferred based on the closing price of our common stock of $12.18 per share on the first trading day following the Acquisition Date.

(in thousands)
Pandora cash paid	$191,478
Cash paid by Ticketfly to option holders	7,238
Less: post-combination compensation expense	(3,235)
GAAP cash consideration	195,481

Common stock (11,193,847 shares at $12.18 per share)	136,341
Fair value of stock options and restricted stock units assumed	10,514
GAAP stock consideration	$146,855
Total GAAP consideration	$342,336

The $3.2 million of post-combination compensation expense (approximately 0.1 million shares of common stock and $2.0 million in cash) is subject to continuous employment and will be recognized as other compensation expense over the required service period of up to 3 years. Such incremental compensation expense is reflected as an adjustment to the unaudited pro forma condensed combined statements of income (see Note 3g).

The following table summarizes the preliminary allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values on the Acquisition Date and the related estimated useful lives of the finite-lived intangible assets acquired:

	(in thousands)	Preliminary estimated useful life
Cash	22,717
Current assets**	7,614
Non-current assets**	18,296
Current liabilities	(27,178)
Non-current liabilities	(191)
Deferred tax liability	(9,000)
Finite-lived intangible assets:
Customer relationships - venues	37,300	8
Developed technology	28,100	5
Tradename	10,400	8
Customer relationships - users	1,000	2
Total finite-lived intangible assets	76,800
Cash paid by Ticketfly to option holders*	7,238
Goodwill	246,040
Total GAAP consideration	342,336
*Cash paid to Ticketfly optionholders of $7.2 million on behalf of Pandora and is part of the total GAAP,purchase price shown above.
**This amount does not include post-combination compensation expense of $3.2 million, as this is adjusted separately as part of the purchase price accounting shown above.

We believe the amount of goodwill resulting from the allocation of purchase consideration is primarily attributable to expected synergies from future growth and from strategic advantages provided in the ticketing industry. Goodwill is not expected to be deductible for tax purposes. In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. If we determine that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

In connection with the acquisition, we granted approximately 0.5 million restricted stock units (“RSUs”) to Ticketfly employees, which were granted in the fourth quarter of 2015. For pro forma purposes, we valued these RSUs based on the closing price of $12.18 per share of our common stock on the first trading day following the Acquisition Date and assumed they were granted on January 1, 2014. These RSUs will be accounted for as stock-based compensation expense over the required service periods based on the grant date fair value. The incremental effect of this stock-based compensation expense is reflected as an adjustment to the unaudited pro forma condensed combined statements of income (see Note 3g).

3.	Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

a) To record the following adjustments related to cash consideration paid:

Cash and cash equivalents
GAAP cash purchase price	$(195,481)
Cash payments for repayment of Ticketfly debt and other transaction-related costs	(24,643)
Total adjustments to cash and cash equivalents	$(220,124)

b) To record the October 2015 balance sheet activity and the difference between the historical amounts of Ticketfly's assets and liabilities as of September 30, 2015 and the preliminary fair values of these assets and liabilities as of the acquisition date.

	Accounts receivable	Prepaid and other current assets	Property, Plant & Equipment, net	Other long-term assets	Accrued liabilities	Accounts payable	Other current liabilities	Accrued compensation
		(in thousands)
Balance sheet adjustments	$2,325	$1,186	$(175)	$(517)	$1,223	$(324)	$4,404	(86)

c) To record preliminary fair values of the intangible assets acquired in connection with the Ticketfly acquisition and the related amortization expense:

	Estimated fair value	Estimated useful life in years	Nine months ended 9/30/15 amortization expense	Twelve months ended 12/31/14 amortization expense
	(in thousands, except for estimated useful life)
Customer relationships - venues	37,300	8	3,497	4,663
Acquired technology	28,100	5	4,215	5,620
Tradename	10,400	8	975	1,300
Customer relationships - users	1,000	2	375	500
Total finite-lived intangible assets	76,800		9,062	12,083
Goodwill	246,040
Total	$322,840		$9,062	$12,083

d) To accrue for an additional $4.2 million in acquisition costs incurred by Pandora and Ticketfly related to the merger.

e) To eliminate Ticketfly historical common stock, preferred stock and accumulated other comprehensive income.

f) To record the adjustments to additional paid-in capital and retained earnings to reflect the combined equity structure:

	Additional paid-in capital	Accumulated deficit
	(in thousands)
Ticketfly historical equity	$(91,831)	$45,697
Adjustment for shares issued for stock consideration (see Note 2)	136,342	—
Fair value of stock options and restricted stock units assumed (see Note 2)	10,514	—
Direct acquisition costs due at closing (see Note 3d)	—	(4,230)
To record adjustment to income tax benefit related to release of valuation allowance (see Note 3o)		9,000
Total adjustments	$55,025	$50,467

g) To record the effects of changes in compensation and stock-based compensation as a result of the acquisition related to the following:

1) Other post-combination compensation expense related to deferred cash consideration for certain key employees.
2) Increases in stock-based compensation expense related to new equity awards granted as part of the acquisition.
3) Increase in stock-based compensation expense related to replacement awards issued to continuing employees as part of the merger agreement.

	For the year ended December 31, 2014
	Cost of revenue	Product development	Sales and marketing	General and administrative
	(in thousands)
Other compensation expense related to deferred cash consideration	$—	$—	$172	$1,156
Increase in stock-based compensation expense - new awards	27	222	363	113
Increase in stock-based compensation expense - replacement awards	149	1,220	1,993	623
Adjustments to compensation expense	$176	$1,442	$2,528	$1,892

	For the nine months ended September 30, 2015
	Cost of revenue	Product development	Sales and marketing	General and administrative
	(in thousands)
Other compensation expense related to deferred cash consideration	$—	$—	$129	$867
Increase in stock-based compensation expense - new awards	21	170	278	87
Increase in stock-based compensation expense - replacement awards	82	669	1,092	341
Adjustments to compensation expense	$103	$839	$1,499	$1,295

h) To eliminate acquisition-related transaction costs of $1.8 million recorded by Pandora and Ticketfly in the historical condensed historical condensed statement of operations for the nine months ended September 30, 2015.

i) To record $2.3 million and $2.1 million of estimated sales tax expense for the year ended December 31, 2014 and the nine months ended September 30, 2015 based on our assumptions regarding potential exposure.

j) To remove Ticketfly’s historical goodwill and intangible assets of $2.1 million and $0.1 million from previous acquisitions.

k) To record the common stock issued for the stock consideration in connection with the acquisition.

l) To remove current portion of long-term debt and long-term debt of $0.1 million and $19.3 million to reflect repayment of debt as part of the merger agreement.

m) To remove interest expense of $0.4 million and $1.3 million for the year ended December 31, 2014 and the nine months ended September 30, 2015 related to the repayment of debt as part of the merger agreement.

n) To record $7.3 million in estimated accrued sales tax as of September 30, 2015 based on our assumptions regarding potential exposure.

o) To record $9 million in income tax benefit adjustments related to Pandora's release of a portion of its valuation allowance resulting from the acquisition of Ticketfly.